EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Summit Hotel Properties, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-172145) on Form S-8 of Summit Hotel Properties, Inc. of our reports dated March 31, 2011, with respect to the consolidated balance sheet of Summit Hotel Properties, Inc. as of December 31, 2010; the consolidated balance sheet of Summit Hotel OP, LP as of December 31, 2010; and the consolidated balance sheet of Summit Hotel Properties, LLC and subsidiaries as of December 31, 2010, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the year ended December 31, 2010, and the related financial statement schedule III, which reports appear in the December 31, 2010 annual report on Form 10-K of Summit Hotel Properties, Inc. and Summit Hotel OP, LP.

/ s / KPMG LLP

Omaha, Nebraska
March 31, 2011